Letter To Stockholders THIS IS NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER. IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME, KINDLY DISREGARD THIS NOTICE. September 12, 2012 Business Development Corporation of America Dear Stockholder: 405 Park Avenue, 15th Floor New York,New York 10022 No action is required of you at this time. We have sent this letter to you only to announce the initial quarterly repurchase o_er (the “O_er”) by Business Development T 212-415-6500 Corporation of America (the “Company”). te purpose of this O_er is to provide w http://www.BDCofAmerica.com liquidity to stockholders who have continuously held their share for at least one year, since there is otherwise no public market. te O_er is for cash at a price equal to $9.7125 per Share, which equals 92.5 percent of the o_ering price per Share as of October 1, 2012 (the “Purchase Price”), and is made upon the terms and subject to the conditions set forth in the accompanying O_er to Purchase and Letter of Transmittal. te O_er period will begin on September 12, 2012 and end at 12:00 Midnight, Eastern Time, on October 8, 2012. Subject to the limitations contained in the O_er to Purchase, which is attached to this letter, all properly completed and duly executed letters of transmittal returned to us will be processed promptly following the expiration of the O_er period. IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES AT 92.5 PER_ CENT OF THE PUBLIC OFFERING PRICE AS OF OCTOBER 8, 2012, PLEASE DISREGARD THIS NOTICE. We will contact you again next quarter and each quarter thereafter to notify you of the Company’s intention to o_er to repurchase a portion of its issued and outstanding shares. If you would like to tender a portion or all of your shares for repurchase at this time, please complete the Letter of Transmittal Form included with this letter and return it in the enclosed envelope. Please see the attached O_er to Purchase for conditions to the O_er, including, but not limited to, the fact that we are only offering to repurchase up to 10,732 shares of our common stock held by stockholders who have continuously held their shares for at least one year. All requests to tender shares must be received in good order by the Company, at the address below, by 12:00 Midnight, Eastern Time, on October 8, 2012. Business Development Corporation of America 405 Park Avenue, 15th Floor New York, New York 10022 If you have any questions, please call your _nancial advisor or call us at (212) 415-6500. Sincerely, Nicholas S. Schorsch Chief Executive O_cer, Business Development Corporation of America